Exhibit 21.1

Powerbridge Technologies Co., Ltd.

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Powerbridge Holdings Limited	Hong Kong
DTI Group Limited	Hong Kong
Hong Kong Anxin Jieda Co., Ltd.	Hong Kong
Hongding Technology Co., Limited	Hong Kong
SmartConn Co., Limited	Hong Kong
Hongxi Data Technology Co., Ltd.	Macau
Powercrypto USA Inc.	United States
Boxinrui International Holdings Limited	British Virgin Islands
Powercrypto Holdings Pte, Ltd.	Singapore
DTI Jiangsu Corporation Limited	People’s Republic of China
Jumuqi (Beijing) Culture Communication Co., Ltd.	People’s Republic of China
Jumuqi (Beijing) Technology Development Co., Ltd.	People’s Republic of China
Leiben Intelligent Security System (Shanghai) Co., Ltd.	People’s Republic of China
Metafusion Digital Co., Ltd.	People’s Republic of China
Ningbo Zhijing Tongfu Technology Co., Ltd.	People’s Republic of China
Powerbridge Technologies Group Co., Ltd	People’s Republic of China
Powermeta Digital Co., Ltd.	People’s Republic of China
Powerstream Capital Co., Ltd.	People’s Republic of China
Powerstream Supply Chain Co., Ltd.	People’s Republic of China
Shanghai Stamp Technology Co., Ltd.	People’s Republic of China
Shenzhen Hongding Interconnect Technology Co., Ltd.	People’s Republic of China
Shenzhen Honghao Internet Technology Co., Ltd.	People’s Republic of China
Ascendent Insights Education Co., Ltd.	People’s Republic of China
Wuhan Honggang Technology Co., Ltd.	People’s Republic of China
Zhuhai Hongyang Supply Chain Co., Ltd.	People’s Republic of China
Chongqing Hongqiao Zhixin Technology Co., Ltd.	People’s Republic of China
Hunan Powerverse Digital Co., Ltd.	People’s Republic of China
Xingtai Ningyao Technology Co., Ltd.	People’s Republic of China